[FORM OF DEPOSIT AGREEMENT]










                            NEWMONT MINING CORPORATION

                                       AND

                                          , As Depositary



                                       AND



                         THE HOLDERS FROM TIME TO TIME OF
                     THE DEPOSITARY RECEIPTS DESCRIBED HEREIN

                                DEPOSIT AGREEMENT




                           Dated as of



   Note: This form includes certain alternative bracketed language to be included in this Agreement depending on whether Receipts will be issued in definitive form or global form through DTC. Under this form, holders of Depositary Receipts will not be entitled to receive shares of stock or money and other property, if any, represented by the Depositary Shares. See Section 2.07.



                                                                TABLE OF CONTENTS



                                                                                                                      Page


                                                                    ARTICLE I

                                                                   DEFINITIONS


                                                                   ARTICLE II

                                                Form of Receipts, [Book-Entry System,] Deposit of
                                               Stock, Execution and Delivery, Transfer, Surrender
                                              [,Conversion] [and Redemption of Receipts]; Transfer
                                                                and Paying Agents

                      SECTION 2.01.    Form and Transfer of Receipts [; Book-Entry System]  . . . . . . . . . . . . .    3

                      SECTION 2.02.    Deposit of Stock; Execution and Delivery of Receipts in Respect Thereof  . . .    5

                      SECTION 2.03.    Registration of Transfer of Receipts . . . . . . . . . . . . . . . . . . . . .    6

                      [SECTION 2.04.   Redemption of Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7]

                      [SECTION 2.05.   Conversion at Option of Holder . . . . . . . . . . . . . . . . . . . . . . . .   9]

                      SECTION 2.06.    Combination and Split-ups of Receipts  . . . . . . . . . . . . . . . . . . . .   11

                      SECTION 2.07.    Absence of Withdrawal Rights . . . . . . . . . . . . . . . . . . . . . . . . .   11

                      SECTION 2.08.    Limitations on Execution and Delivery, Transfer, Split-up, Combination,
                                       Surrender and Exchange of Receipts . . . . . . . . . . . . . . . . . . . . . .   11

                      SECTION 2.09.    Lost Receipts, etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12

                      SECTION 2.10.    Cancellation and Destruction of Surrendered Receipts . . . . . . . . . . . . .   12

                      SECTION 2.11.    Transfer and Paying Agents . . . . . . . . . . . . . . . . . . . . . . . . . .   12

                                                                   ARTICLE III

                                                         Certain Obligations of Holders
                                                           of Receipts and the Company

                      SECTION 3.01.    Filing Proofs, Certificates and Other Information  . . . . . . . . . . . . . .   13

                      SECTION 3.02.    Payment of Taxes or Other Governmental Charges . . . . . . . . . . . . . . . .   13

                      SECTION 3.03.    Withholding  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13

                      SECTION 3.04.    Warranty as to Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14


                                                                   ARTICLE IV

                                                               The Stock; Notices

                      SECTION 4.01.    Cash Distributions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14

                      SECTION 4.02.    Distributions Other than Cash, Rights, Preferences or Privileges . . . . . . .   15

                      SECTION 4.03.    Subscription Rights, Preferences or Privileges . . . . . . . . . . . . . . . .   15

                      SECTION 4.04.    Notice of Dividends, Fixing of Record Date for Holders of Receipts . . . . . .   16

                      SECTION 4.05.    Voting Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17

                      SECTION 4.06.    Changes Affecting Stock and Reclassifications, Recapitalizations, etc. . . . .   17

                      SECTION 4.07.    Reports  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18

                      SECTION 4.08.    Lists of Receipt Holders . . . . . . . . . . . . . . . . . . . . . . . . . . .   18


                                                                    ARTICLE V

                           The Depositary, the Depositary's Agents, the Transfer Agent, the Registrar and the Company

                      SECTION 5.01.    Maintenance of Offices, Agencies and Transfer Books by the Depositary;
                                       Registrar  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18

                      SECTION 5.02.    Prevention or Delay in Performance by the Depositary, the Depositary's
                                       Agents, the Registrar or the Company . . . . . . . . . . . . . . . . . . . . .   19

                      SECTION 5.03.    Obligation of the Depositary, the Depositary's Agents, the Registrar and
                                       the Company  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20

                      SECTION 5.04.    Resignation and Removal of the Depositary; Appointment of Successor
                                       Depositary . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22

                      SECTION 5.05.    Corporate Notices and Reports  . . . . . . . . . . . . . . . . . . . . . . . .   23

                      SECTION 5.06.    Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23

                      SECTION 5.07.    Fees, Charges and Expenses . . . . . . . . . . . . . . . . . . . . . . . . . .   24


                                                                   ARTICLE VI

                                                            Amendment and Termination

                      SECTION 6.01.    Amendment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24

                      SECTION 6.02.    Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25


                                                                   ARTICLE VII

                                                                  Miscellaneous

                      SECTION 7.01.    Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25

                      SECTION 7.02.    Exclusive Benefit of Parties . . . . . . . . . . . . . . . . . . . . . . . . .   25

                      SECTION 7.03.    Invalidity of Provisions . . . . . . . . . . . . . . . . . . . . . . . . . . .   26

                      SECTION 7.04.    Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26

                      SECTION 7.05.    Depositary's Agents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27

                      SECTION 7.06.    Holders of Receipts Are Parties  . . . . . . . . . . . . . . . . . . . . . . .   27

                      SECTION 7.07.    Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27

                      SECTION 7.08.    Inspection of Deposit Agreement  . . . . . . . . . . . . . . . . . . . . . . .   27

                      SECTION 7.09.    Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27


             DEPOSIT AGREEMENT dated as of               among NEWMONT MINING
   CORPORATION, a Delaware corporation,                    , a
   corporation, and the holders from time to time of the Receipts described herein.

             WHEREAS, it is desired to provide as hereinafter set forth in this Deposit Agreement, for the deposit of the Stock with the Depositary, for the purposes set forth in this Deposit Agreement and for the issuance hereunder of Receipts evidencing Depositary Shares in respect of the Stock so deposited; and

             WHEREAS, the Receipts are to be substantially in the form of Exhibit A annexed hereto, with appropriate insertions, modification and omissions, as hereinafter provided in this Deposit Agreement;


             NOW, THEREFORE, in consideration of the premises, the parties hereto agree as follows:


                                    ARTICLE I

                                   Definitions


             The following definitions shall for all purposes, unless otherwise indicated, apply to the respective terms used in this Deposit
   Agreement:

             "Business Day" means any day that is not a Saturday or Sunday and that is not a day on which banking institutions are generally authorized or obligated by law to close in The City of New York.

             "Certificate of Designations" shall mean the Certificate of Designations establishing and setting forth the rights, preferences,
   privileges and limitations of the Stock dated                        .

             "Certificate of Incorporation" shall mean the Restated Cer-tificate of Incorporation, as amended and restated from time to time, of the Company.

             "Commission" shall mean the Securities and Exchange Commission.

             "Common Stock" shall mean the Company's Common Stock, par value $1.60 per share.

             "Company" shall mean Newmont Mining Corporation, a Delaware corporation, and its successors.

             "Deposit Agreement" shall mean this Deposit Agreement, as amended or supplemented from time to time.

             "Depositary" shall mean                , or any successor as
   Depositary hereunder.

             "Depositary Shares" shall mean Depositary Shares, each representing [insert fractional amount] of a share of Stock and evidenced by a Receipt.

             "Depositary's Agents" shall mean the agents appointed by the Depositary pursuant to Section 7.05.

             "Depositary's Office" shall mean the office of the Depositary at which at any particular time its business in respect of matters governed by the Deposit Agreement shall be administered, which at the time of the
   execution of the Deposit Agreement is located at                 .

             ["DTC" shall mean The Depository Trust Company.]

             "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

             ["Global Receipt" shall mean the global Receipt or Receipts registered in the name of Cede & Co., as nominee of The Depository Trust Company, evidencing some or all Depositary Shares, as provided by Section
   2.01 of this Deposit Agreement.]

             "holder" as applied to a Receipt shall mean the person in whose name a Receipt is registered on the books of the Depositary maintained for such purpose.

             "Receipt" shall mean one of the Depositary Receipts, substantially in the form set forth as Exhibit A hereto, issued hereunder, whether in definitive or temporary form and evidencing the number of Depositary Shares held of record by the holder of such Depositary Shares. [Where the context requires, the term "Receipt" shall also refer to the Global Receipt.]

             "Registrar" shall mean the Depositary or such other bank or trust company which shall be appointed to register ownership and transfers of Receipts as herein provided.

             "Securities Act" shall mean the Securities Act of 1933, as amended.

             "Stock" shall mean shares of the Company's [insert designation] Preferred Stock, $5.00 par value per share.


                                    ARTICLE II

                      Form of Receipts, [Book-Entry System,]
                    Deposit of Stock, Execution and Delivery,
                      Transfer, Surrender [,Conversion] [and
               Redemption of Receipts]; Transfer and Paying Agents


             SECTION 2.01. Form and Transfer of Receipts [; Book-Entry System]. [The Company and the Depositary have applied to DTC for acceptance of the Depositary Shares for its book-entry settlement system.

             So long as the Depositary Shares are eligible for book-entry settlement with DTC, unless otherwise required by law, such Depositary Shares shall be represented by a Global Receipt, substantially in the form attached hereto as Exhibit A, subject to modifications as are, or will be, agreed to by the Company and the Depositary not inconsistent with this Deposit Agreement, registered in the name of a nominee of DTC (initially expected to be Cede & Co.). The Depositary, or such other entity as is agreed with DTC, may hold the Global Receipt as custodian for DTC. Ownership of beneficial interests in the Global Receipt shall be shown on, and the transfer of such ownership shall be effected only through, records maintained by (i) DTC or its nominee (with respect to participants' interests) or (ii) institutions that have accounts with DTC.

             If, at any time when Depositary Shares are represented by the Global Receipt, DTC ceases to make its book-entry settlement system available for such Depositary Shares, the Company shall consult with the Depositary regarding making other arrangements for book-entry settlement.]


             [Receipts shall be typewritten, in the case of the Global Receipt, and otherwise] [Definitive Receipts shall be engraved or printed or lithographed or typewritten, or in such other form as may be agreed upon by the Company and the Depositary, with appropriate insertions, modifications and omissions, as hereinafter provided. Pending the preparation of definitive Receipts, the Depositary, upon the written order of the Company delivered in compliance with Section 2.02, shall execute and deliver temporary Receipts that are printed, lithographed, typewritten, mimeographed or otherwise substantially of the tenor of the definitive Receipts in lieu of which they are issued and with such appropriate insertions, omissions, substitutions and other variations as the persons executing such Receipts may determine, as evidenced by their execution of such Receipts. If temporary Receipts are issued, the Company and the Depositary will cause definitive Receipts to be prepared without unreasonable delay. After the preparation of definitive Receipts, the temporary Receipts shall be exchangeable for definitive Receipts upon surrender of the temporary Receipts at the Depositary's Office without charge to the holder. Upon surrender for cancellation of any one or more temporary Receipts, the Depositary shall execute and deliver in exchange therefor definitive Receipts representing the same number of Depositary Shares as are represented by the surrendered temporary Receipt or Receipts. Such exchange shall be made at the Company's expense and without any charge therefor. Until so exchanged, the temporary Receipts shall in all respects be entitled to the same benefits under this Deposit Agreement, and with respect to the Stock, as definitive Receipts.]

             Receipts shall be executed by the Depositary by the manual signature of a duly authorized officer of the Depositary; provided, however, that such signature may be a facsimile if a Registrar (other than the Depositary) shall have countersigned the Receipts by manual signature of a duly authorized officer of the Registrar. No Receipt shall be entitled to any benefits under this Deposit Agreement or be valid or obligatory for any purpose unless it shall have been executed as provided in the preceding sentence. The Depositary shall record on its books each

   Receipt executed as provided above and delivered as hereinafter provided. Receipts bearing the signature of anyone who was at any time a duly authorized officer of the Depositary or a Registrar, as the case may be, shall bind the Depositary or Registrar, as the case may be, notwithstanding that such officer has ceased to hold such office prior to the delivery of such Receipts.

             Receipts shall be in denominations of any even number of whole Depositary Shares.

             Receipts may be endorsed with or have incorporated in the text thereof such legends or recitals or changes not inconsistent with the provisions of this Deposit Agreement as may be required by the Depositary or required to comply with any applicable law or any regulation thereunder or with the rules and regulations of any securities exchange upon which the Stock, the Depositary Shares or the Receipts may be listed or to conform with any usage with respect thereto, or to indicate any special limitations or restrictions to which any particular Receipts are subject.

             [The Global Receipt shall bear such legend or legends as may be required by DTC in order for it to accept the Depositary Shares for its book-entry settlement system.]

             Title to Depositary Shares evidenced by a Receipt that is properly endorsed or accompanied by a properly executed instrument of transfer in the form of the Transfer Notice appearing on the Receipts of transfer shall be transferable by delivery with the same effect as in the case of a negotiable instrument; provided, however, the Depositary may, notwithstanding any notice to the contrary, treat the holder thereof at such time as the absolute owner thereof for the purpose of determining the person entitled to distributions of dividends or other distributions or to any notice provided for in this Deposit Agreement and for all other pur-poses.

             SECTION 2.02. Deposit of Stock; Execution and Delivery of Receipts in Respect Thereof. Subject to the terms and conditions of this Deposit Agreement, the Company may deposit [, on the date of original issuance,] shares of the Stock under this Deposit Agreement by delivery to the Depositary of a certificate or certificates for the Stock to be deposited properly endorsed or accompanied, if required by the Depositary, by a duly executed instrument of transfer or endorsement, in form satisfactory to the Depositary. [Deposits of Stock under this Section 2.02 will be made in no more than two separate deposits.] Each deposit shall be made together with a written order of the Company directing the Depositary [to execute and deliver to DTC or its custodian, a Global Receipt evidencing the number of Depositary Shares specified in such order, [or, in the case of the second permitted deposit, pursuant to the exercise of the over-allotment option in accordance with the Underwriting Agreement and related Terms Agreement between the Company and the Underwriters named therein with respect to the Depositary Shares (the "Additional Depositary Shares"), to increase the number of Depositary Shares evidenced by the Global Receipt in the amount of the additional Depositary Shares so resold and to be held through DTC]] [to execute and deliver to, or upon the writ-ten order of, the person or persons stated in such order a Receipt or Receipts for the number of Depositary Shares specified in such order]. [Each such deposit shall also be made with delivery of instruction to DTC specifying the person or persons whose DTC participant account should be credited with such Depositary Shares.]

             Deposited Stock shall be held by the Depositary at the Depositary's Office or at such other place or places as the Depositary shall determine.

             Upon receipt by the Depositary of a certificate or certificates for Stock deposited in accordance with the provisions of this Section, together with the other documents required as above specified, and upon recordation of the Stock on the books of the Company in the name of the Depositary or its nominee, the Depositary, subject to the terms and conditions of this Deposit Agreement, shall [execute and deliver to DTC or its custodian the Global Receipt evidencing the number of Depositary Shares specified in the Company order referred to above as having been sold in connection with such Deposit [or, in the case of the Additional Depositary Shares, adjust its records, and instruct DTC to adjust its records, so as to increase the number of the Depositary Shares represented by the Global Receipt by the number of additional Depositary Shares specified in such Company order]] [execute and deliver, to or upon the order of the person or persons named in the written order delivered to the Depositary referred to in the first paragraph of this Section, a Receipt or Receipts for the number of Depositary Shares representing the Stock so deposited and registered in such name or names as may be requested by such person or per-sons]. The Depositary shall execute and deliver such Receipt or Receipts at the Depositary's Office or such other offices, if any, as the Depositary may designate. Delivery at other offices shall be at the risk and expense of the person requesting such delivery.

             SECTION 2.03. Registration of Transfer of Receipts. Subject to the terms and conditions of this Deposit Agreement, the Depositary shall register on its books from time to time transfers of Receipts upon any surrender thereof by the holder in person or by duly authorized attorney, properly endorsed or accompanied by a properly executed instrument of transfer in the form of the Transfer Notice appearing on Receipts. Thereupon the Depositary shall execute a new Receipt or Receipts evidencing the same aggregate number of Depositary Shares as those evidenced by the Receipt or Receipts surrendered and deliver such new Receipt or Receipts to or upon the order of the person entitled thereto.

             [SECTION 2.04. Redemption of Stock. Whenever the Company shall elect to redeem shares of Stock in accordance with the Certificate of Designations and the Certificate of Incorporation, it shall (unless other-wise agreed in writing with the Depositary) give the Depositary in its capacity as Depositary not less than five Business Days' prior notice of the proposed date of the mailing of a notice of redemption of Stock and the simultaneous redemption of the Depositary Shares representing the Stock to be redeemed, and of the number of shares of Stock to be redeemed. The Depositary shall, as directed by the Company in writing, mail, first class postage prepaid, notice of the redemption of Stock and the simultaneous redemption of the Depositary Shares representing the Stock to be redeemed, not less than 30 and not more than 90 days prior to the date fixed for redemption of such Stock and Depositary Shares, to the record holders of the Receipts evidencing the Depositary Shares to be so redeemed, at the addresses of such holders as the same appear on the records of the Depositary. Notwithstanding the foregoing, neither failure to mail or publish any such notice to one or more such holders nor any defect in any notice shall affect the sufficiency of the proceedings for redemption with respect to other holders. The Company shall provide the Depositary with such notice, and each such notice shall state: the redemption date; the number of Depositary Shares to be redeemed; if fewer than all the Depositary Shares held by any holder are to be redeemed, the number or proportion of such Depositary Shares held by such holder to be so redeemed; the redemption price payable upon redemption; the place or places where Receipts evidencing Depositary Shares to be redeemed are to be surrendered for redemption; [that the Receipts called for redemption may be converted at any time before the close of business on the [10th] day preceding the date fixed for redemption or if such day is not a Business Day, the next preceding Business Day, unless the Company defaults in the payment of the redemption price,] whether the Company is depositing with a bank or trust company on or before the redemption date the cash payable by the Company, and the proposed date of such deposit; and the amount of accrued and unpaid dividends payable per share of Stock to be redeemed to and including such redemption date, and that dividends in respect of the Stock represented by the Depositary Shares to be redeemed will cease to accrue on such redemption date (unless the Company shall default in delivering cash at the time and place specified in such notice). On the date of any such redemption, the Depositary shall surrender the certificate or certificates held by the Depositary evidencing the number of shares of Stock to be redeemed in the manner specified in the notice of redemption of Stock provided by the Company pursuant to the Certificate of Designations. The Depositary shall, thereafter, redeem the number of Depositary Shares representing such redeemed Stock upon the surrender of Receipts evidencing such Depositary Shares in the manner provided in the notice sent to record holders of Receipts. In case fewer than all the outstanding Depositary Shares are to be redeemed, the Depositary Shares to be redeemed shall be selected by the Depositary by lot or on a pro rata basis or other equitable means at the direction of the Company.

             Notice having been mailed and published by the Depositary as aforesaid, from and after the redemption date (unless the Company shall have defaulted on the payment of the redemption price for the shares of Stock to be redeemed by it), the Depositary Shares called for redemption shall be deemed no longer to be outstanding and all rights of the holders of Receipts evidencing such Depositary Shares (except the right to receive the cash payable upon redemption upon surrender of such Receipts) shall, to the extent of such Depositary Shares, cease and terminate. Upon surrender in accordance with said notice of the Receipts evidencing such Depositary Shares (properly endorsed or assigned for transfer, if the Depositary shall so require), such Depositary Shares shall be redeemed for cash at a rate for each Depositary Share equal to [insert fractional amount] of the applicable rate set forth in the Certificate of Designations for each share of Stock. The foregoing shall be subject further to the terms and condi-tions of the Certificate of Designations.

             If fewer than all of the Depositary Shares evidenced by a Receipt are called for redemption, the Depositary will [decrease the number of Depositary Shares evidenced by such Global Receipt in the amount of the Depositary Shares so redeemed,] [deliver to the holder of such Receipt upon its surrender to the Depositary a new Receipt evidencing the Depositary Shares evidenced by such prior Receipt and not called for redemption,] together with payment of the redemption price and all accrued and unpaid dividends to and including the date fixed for redemption payable in respect of the Depositary Shares called for redemption.

             The Depositary shall not be required (a) to issue, transfer or exchange any Receipts for a period beginning at the opening of business 15 days next preceding any selection of Depositary Shares and Stock to be redeemed and ending at the close of business on the day of the mailing of notice of redemption of Depositary Shares or (b) to transfer or exchange for another Receipt any Receipt evidencing Depositary Shares called or being called for redemption, in whole or in part, except as provided in the preceding paragraph of this Section 2.04.]

             [SECTION 2.05.  Conversion at Option of Holder.   Whenever a
   record holder of Receipts shall [notify the Depositary of its election to convert all or a portion of the Depositary Shares evidenced by such Global Receipt into Common Stock] [duly deliver, in person or by a duly authorized attorney, such Receipts (properly endorsed or assigned for transfer, as the Depositary shall require) to the Depositary at the Depositary's Office], and deliver written notice of such record holder's election to convert the Depositary Shares evidenced by such Receipts into Common Stock (provided that any request for conversion of Receipts evidencing Depositary Shares that have been called for redemption will not be honored if received by the Depositary after the close of business on the 10th day preceding the date fixed for redemption or if such day is not a Business Day, the next preceding Business Day, unless the Company defaults in the payment of the redemption price), the Depositary shall promptly notify the Company of such record holder's election and [shall deliver to the Company certificates evidencing such Stock as are represented by the Depositary Shares evidenced by such Receipts delivered by such record holder for conversion] [shall reduce the number of Depositary Shares evidenced by such Global Receipt by the number of Depositary Shares so converted]. In the event of a conversion during the period after the close of business on any record date for the payment of dividends on the Stock to the opening of business on the corresponding dividend payment date, the holder of Receipts requesting such conversion shall accompany its request therefor to the Depositary with payment in an amount equal to the dividend payable on such Stock on such dividend payment date. From and after the close of business on any Busi-ness Day on which a record holder duly delivers the foregoing documents to the Depositary, such Depositary Shares shall be deemed converted into Common Stock at a conversion rate per Depositary Share equal to [insert fractional amount] of the conversion rate for each share of Stock as set forth in the Certificate of Designations, which conversion rate will be communicated to the Depositary, as holder of record of the Stock, from time to time by the Company in writing.

             From and after the conversion date (unless the Company shall have failed to convert the shares of Stock to be converted by it upon the surrender of the certificate or certificates therefor by the Depositary as described in the preceding paragraph), the Depositary Shares subject to conversion shall be deemed no longer to be outstanding and all rights of the holders of Receipts evidencing such Depositary Shares (except the right to receive the shares of Common Stock issuable upon conversion upon surrender of such Receipts) shall, to the extent of such Depositary Shares, cease and terminate.

             To the extent that Depositary Shares are converted into shares of Common Stock and all of such shares of Common Stock cannot be distributed to the record holders of Receipts converted without creating fractional interests in such shares, the Depositary will, at the direction of the Company, make payment in lieu of such fractional interests in United States dollars in an amount determined pursuant to the Certificate of Designations and, subject to Sections 3.01 and 3.02, distribute or make available for distribution such cash payment to the record holders that would otherwise receive fractional interests in such shares of Common Stock.

             Any notices received by the Depositary, as holder of the Stock, pursuant to the provisions of the Certificate of Designations relating to the conversion rights of the holders of the Stock, shall be promptly mailed by the Depositary, first class postage prepaid, to the record holders of the Receipts, at the addresses of such holders as the same appear on the records of the Depositary.]

             SECTION 2.06. Combination and Split-ups of Receipts. Upon surrender of a Receipt or Receipts at the Depositary's Office or such other office as the Depositary may designate for the purpose of effecting a split-up or combination of Receipts, subject to the terms and conditions of this Deposit Agreement, the Depositary shall execute and deliver a new Receipt or Receipts in the authorized denominations requested evidencing the same aggregate number of Depositary Shares evidenced by the Receipt or Receipts surrendered, provided, however, that the Depositary shall not issue any Receipt evidencing a fractional Depositary Share or an uneven number of Depositary Shares.

             SECTION 2.07. Absence of Withdrawal Rights. Holders of Depositary Receipts are not entitled to receive the shares of Stock or money and other property, if any, represented by the Depositary Shares evidenced by such Receipts.

             SECTION 2.08. Limitations on Execution and Delivery, Transfer, Split-up, Combination, Surrender and Exchange of Receipts. As a condition precedent to the execution and delivery, registration of transfer, split-up, combination, surrender or exchange of any Receipt or the delivery of any distribution thereon, the Depositary, any of the Depositary's Agents or the Company may require any or all of the following: (i) payment to it of a sum sufficient for the payment (or, in the event that the Depositary or the Company shall have made such payment, the reimbursement to it) of any tax or other governmental charge with respect thereto [(including any such tax or charge with respect to the Common Stock or other securities or property of the Company being issued upon conversion or redemption)]; (ii) production of proof satisfactory to it as to the identity and genuineness of any signature; (iii) production of a Transfer Notice in the form appearing on the Receipts, together with the other documentation required by such Transfer Notice; and (iv) compliance with such reasonable regulations, if any, as the Depositary or the Company may establish not inconsistent with the provisions of this Deposit Agreement.

             The registration of transfer, split-up, combination, surrender or exchange of outstanding Receipts may be suspended (i) during any period when the register of stockholders of the Company is closed, (ii) if any such action is deemed necessary or advisable by the Depositary, any of the Depositary's Agents or the Company at any time or from time to time because of any requirement of law or of any government or governmental body or commission, or under any provision of this Deposit Agreement, or (iii) with the approval of the Company, for any other reason. Without limitation of the foregoing, the Depositary shall not knowingly accept for deposit under this Deposit Agreement any shares of Stock that are required to be registered under the Securities Act unless a registration statement under the Securities Act is in effect as to such shares of Stock.

             SECTION 2.09. Lost Receipts, etc. In case any Receipt shall be mutilated, destroyed, lost or stolen, the Depositary shall execute and deliver a Receipt of like form and tenor in exchange and substitution for such mutilated Receipt or in lieu of and in substitution for such destroyed, lost or stolen Receipt unless the Depositary has notice that such Receipt has been acquired by a bona fide purchaser; provided, however, that the holder thereof provides the Depositary with (i) evidence satisfactory to the Depositary and the Company of such destruction, loss or theft of such Receipt, of the authenticity thereof and of his ownership thereof, (ii) reasonable indemnification satisfactory to the Depositary and the Company or the payment of any charges incurred by the Depositary or the Company in obtaining insurance in lieu of such indemnification and (iii) payment of any expense (including fees, charges and expenses of the Deposi-tary) in connection with such execution and delivery.

             SECTION 2.10. Cancellation and Destruction of Surrendered Receipts. All Receipts surrendered to the Depositary or any Depositary's Agent shall be cancelled by the Depositary. Except as prohibited by applicable law or regulation, the Depositary is authorized to destroy such Receipts so cancelled and promptly deliver a certificate of destruction to the Company.

             SECTION 2.11. Transfer and Paying Agents. The transfer and paying agent functions hereunder with respect to the Receipts shall initially be performed by the Depositary. The Company shall have the right, at its option at any time, to assume the obligations for the performance of such functions hereunder, or appoint a successor for such purposes.

                                   ARTICLE III

                              Certain Obligations of
                       Holders of Receipts and the Company


             SECTION 3.01. Filing Proofs, Certificates and Other Information. Any holder of a Receipt may be required from time to time to file such proof of residence, or other matters or other information, to execute such certificates and to make such representations and warranties as the Depositary or the Company may reasonably deem necessary or proper. The Depositary or the Company may withhold the delivery, or delay the registration of transfer [, redemption] [conversion] or exchange, of any Receipt or the distribution of any dividend or other distribution or the sale of any rights or of the proceeds thereof until such proof or other information is filed or such certificates are executed or such representations and warranties are made.

             SECTION 3.02.  Payment of Taxes or Other Governmental Charges.
   If any tax or other governmental charge shall become payable by or on behalf of the Depositary with respect to (i) any Receipt, (ii) the Depositary Shares evidenced by such Receipt, (iii) the Stock (or fractional interest therein) or other property represented by such Depositary Shares, or (iv) any transaction referred to in Section 4.06, such tax (including transfer, issuance or acquisition taxes, if any) or governmental charge shall be payable by the holder of such Receipt, who shall pay the amount thereof to the Depositary. Until such payment is made, registration of transfer of any Receipt or any split-up or combination thereof may be refused, any dividend or other distribution may be withheld and any part or all of the Stock or other property [(including Common Stock received in connection with a conversion of Stock)] represented by the Depositary Shares evidenced by such Receipt may be sold for the account of the holder thereof (after attempting by reasonable means to notify such holder prior to such sale). Any dividend or other distribution so withheld and the proceeds of any such sale may be applied to any payment of such tax or other governmental charge, the holder of such Receipt remaining liable for any deficiency.

             SECTION 3.03. Withholding. The Depositary shall act as the tax withholding agent for any payments, distributions and exchanges made with respect to the Depositary Shares and Receipts, and the Stock, Common Stock or other securities or assets represented thereby (collectively, the "Securities"). The Depositary shall be responsible with respect to the Securities for the timely (i) collection and deposit of any required withholding or backup withholding tax, and (ii) filing of any information returns or other documents with federal (and other applicable) taxing authorities.

             SECTION 3.04. Warranty as to Stock. The Company hereby represents and warrants that the Stock, when issued, will be duly authorized, validly issued, fully paid and nonassessable. Such representation and warranty shall survive the deposit of the Stock and the issuance of Receipts.


                                    ARTICLE IV

                                The Stock; Notices

             SECTION 4.01. Cash Distributions. Whenever the Depositary shall receive any cash dividend or other cash distribution on Stock, the Depositary shall, subject to Sections 3.01 and 3.02, distribute to holders of Receipts on the record date fixed pursuant to Section 4.04 such amounts of such dividend or distribution as are, as nearly as practicable, in proportion to the respective numbers of Depositary Shares evidenced by the Receipts held by such holders; provided, however, that in case the Company or the Depositary shall be required to withhold and shall withhold from any cash dividend or other cash distribution in respect of the Stock an amount on account of taxes, the amount made available for distribution or dis-tributed in respect of Depositary Shares shall be reduced accordingly; provided further, that if such withholding is required only as to a part of the Stock or certain Depositary Shares, but not all of the Stock or Depos-itary Shares generally, such reduction of the amount made available for distribution or distributed in respect of the Depositary Shares shall only affect the Depositary Shares as to which such withholding is required. The Depositary shall distribute or make available for distribution, as the case may be, only such amount, however, as can be distributed without attributing to any holder of Depositary Shares a fraction of one cent, and any balance not so distributable shall be returned to the Company.

             SECTION 4.02. Distributions Other than Cash, Rights, Preferences or Privileges. Whenever the Depositary shall receive any distribution other than cash, rights, preferences or privileges upon Stock, the Depositary shall, subject to Sections 3.01 and 3.02, distribute to holders of Receipts on the record date fixed pursuant to Section 4.04 such amounts of the securities or property received by it as are, as nearly as practicable, in proportion to the respective numbers of Depositary Shares evidenced by the Receipts held by such holders, in any manner that the Depositary may deem equitable and practicable for accomplishing such distribution. If in the opinion of the Company, after consultation with the Depositary, such distribution cannot be made proportionately among such holders, or if for any other reason (including any requirement that the Company or the Depositary withhold an amount on account of taxes) the Depositary deems, after consultation with the Company, such distribution not to be feasible, the Depositary may, with the approval of the Company, adopt such method as it deems equitable and practicable for the purpose of effecting such distribution, including the sale (at public or private sale) of the securities or property thus received, or any part thereof, at such place or places and upon such terms as it may deem proper. The net proceeds of any such sale shall, subject to Sections 3.01 and 3.02, be distributed or made available for distribution, as the case may be, by the Depositary to such holders of Receipts as provided by Section 4.01 in the case of a distribution received in cash.

             SECTION 4.03.  Subscription Rights, Preferences or Privileges.
   If the Company shall at any time offer or cause to be offered to the Depositary, as the person in whose name the Stock is registered on the books of the Company, any rights, preferences or privileges to subscribe for or to purchase any securities or any rights, preferences or privileges of any other nature, such rights, preferences or privileges shall in each such instance be made available by the Depositary to the record holders of Receipts in such manner as the Company shall instruct (including by the issue to such record holders of warrants representing such rights, prefer-ences or privileges); provided, however, that (a) if at the time of issue or offer of any such rights, preferences or privileges the Company determines and instructs the Depositary that it is not lawful or feasible to make such rights, preferences or privileges available to some or all holders of Receipts (by the issue of warrants or otherwise) or (b) if and to the extent instructed by holders of Receipts who do not desire to exercise such rights, preferences or privileges, the Depositary shall then, in each case, and if applicable laws or the terms of such rights, preferences or privileges so permit, sell such rights, preferences or privileges of such holders at public or private sale, at such place or places and upon such terms as it may deem proper. The net proceeds of any such sale shall be distributed by the Depositary to the record holders of Receipts entitled thereto as provided by Section 4.01 in the case of a distribution received in cash.

             If registration under the Securities Act of the securities to which any rights, preferences or privileges relate is required in order for holders of Receipts to be offered or sold such securities, the Company shall promptly file a registration statement pursuant to the Securities Act with respect to such rights, preferences or privileges and securities and use its best efforts and take all steps available to it to cause such registration statement to become effective sufficiently in advance of the expiration of such rights, preferences or privileges to enable such holders to exercise such rights, preferences or privileges. In no event shall the Depositary make available to the holders of Receipts any right, preference or privilege to subscribe for or to purchase any securities unless and until such registration statement shall have become effective or unless the offering and sale of such securities to such holders are exempt from registration under the provisions of the Securities Act.

             If any other action under the law of any jurisdiction or any governmental or administrative authorization, consent or permit is required in order for such rights, preferences or privileges to be made available to holders of Receipts, the Company agrees with the Depositary that the Company will use its reasonable best efforts to take such action or obtain such authorization, consent or permit sufficiently in advance of the expiration of such rights, preferences or privileges to enable such holders to exercise such rights, preferences or privileges.

             SECTION 4.04. Notice of Dividends, Fixing of Record Date for Holders of Receipts. Whenever (i) any cash dividend or other cash distribution shall become payable, or any distribution other than cash shall be made, or any rights, preferences or privileges shall at any time be offered, with respect to the Stock, or (ii) the Depositary shall receive notice of any matter submitted to the vote of the holders of Stock or with respect to which holders of Stock are entitled to notice, or any election on the part of the Company to call for the redemption of, any shares of Stock, the Depositary, upon instruction by the Company, shall in each such instance fix a record date (which shall be the same date as the record date fixed by the Company with respect to the Stock) for the determination of the holders of Receipts (x) who shall be entitled to receive such dividend, distribution, rights, preferences or privileges or the net proceeds of the sale thereof, or (y) who shall be entitled to give instructions for the exercise of voting rights with respect to such matter to be voted on or to receive notice with respect to such matter to be voted on or of such exchange or redemption.

             SECTION 4.05. Voting Rights. Upon receipt of notice of any matter submitted to the vote of the holders of Stock, the Depositary shall, as soon as practicable thereafter, mail to the record holders of Receipts a notice, which shall contain (i) such information as is contained in the notice received by the Depositary, (ii) a statement that the holders of Receipts at the close of business on a specified record date fixed pursuant to Section 4.04 will be entitled, subject to any applicable provision of law, the Certificate of Incorporation or the Certificate of Designations, to instruct the Depositary as to the exercise of the voting rights pertaining to the Stock represented by their respective Depositary Shares and (iii) a brief statement as to the manner in which such instructions may be given. Upon the written request of a holder of a Receipt on such record date, the Depositary shall endeavor, insofar as practicable, to vote or cause to be voted the Stock represented by the Depositary Shares evidenced by such Receipt in accordance with the instructions set forth in such request. The Company hereby agrees to take all reasonable action that may be deemed necessary by the Depositary in order to enable the Depositary to vote such Stock or cause such Stock to be voted. In the absence of specific instructions from the holder of a Receipt, the Depositary will abstain from voting to the extent of the Stock represented by the Depositary Shares evidenced by such Receipt.

             SECTION 4.06. Changes Affecting Stock and Reclassifications, Recapitalizations, etc. Upon any split-up, consolidation or any other reclassification of Stock, or upon any recapitalization, reorganization, merger, amalgamation or consolidation affecting the Company or to which it is a party or sale of all or substantially all of the Company's assets, the Depositary shall treat any shares of stock or other securities or property (including cash) that shall be received by the Depositary in exchange for or upon conversion of or in respect of the Stock as new deposited property under this Deposit Agreement, and Receipts then outstanding shall thenceforth represent the proportionate interests of holders thereof in the new deposited property so received in exchange for or upon conversion or in respect of such Stock. In any such case the Depositary may, in its discretion, with the approval of the Company, execute and deliver additional Receipts, or may call for the surrender of all outstanding Receipts to be exchanged for new Receipts specifically describing such new deposited property.

             SECTION 4.07. Reports. The Company or, at the option of the Company, the Depositary shall forward to the holders of Receipts any reports and communications received from the Company that are received by the Depositary as the holder of Stock.

             SECTION 4.08. Lists of Receipt Holders. Promptly upon request from time to time by the Company, the Depositary shall furnish to it a list, as of a recent date, of the names, addresses and holdings of Depositary Shares of all persons in whose names Receipts are registered on the books of the Depositary. At the expense of the Company, the Company shall have the right to inspect transfer and registration records of the Depositary, any Depositary's Agent or the Registrar, take copies thereof and require the Depositary, any Depositary's Agent or the Registrar to supply copies of such portions of such records as the Company may request.


                                    ARTICLE V

                     The Depositary, the Depositary's Agents,
                the Transfer Agent, the Registrar and the Company


             SECTION 5.01. Maintenance of Offices, Agencies and Transfer Books by the Depositary; Registrar. Upon execution of this Deposit Agreement in accordance with its terms, the Depositary shall maintain (i) at the Depositary's Office facilities for the execution and delivery, registration, registration of transfer, surrender and exchange, split-up, [and] combination[, conversion] [and redemption] of Receipts and (ii) at the offices of the Depositary's Agents, if any, facilities for the delivery, registration, registration of transfer, surrender and exchange, split-up, [and] combination[, conversion] [and redemption] of Receipts, all in accordance with the provisions of this Deposit Agreement.

             The Depositary shall keep books at the Depositary's Office for the registration and registration of transfer of Receipts, which books shall be open during regular business hours for inspection by the holders of Receipts; provided that (a) any such holder requesting to exercise such right shall certify to the Depositary that such inspection shall be for a proper purpose reasonably related to such person's interest as an owner of

   Depositary Shares evidenced by the Receipts and (b) the Company shall have given its consent to such inspection, which consent shall not be unreasonably withheld.

             The Depositary may close such books, at any time or from time to time, when deemed expedient by it in connection with the performance of its duties hereunder.

             The Depositary may, with the approval of the Company, appoint a Registrar for registration of the Receipts or the Depositary Shares evidenced thereby. If the Receipts or the Depositary Shares evidenced thereby or the Stock represented by such Depositary Shares shall be listed on the New York Stock Exchange, the Depositary will appoint a Registrar (acceptable to the Company) for registration of such Receipts or Depositary Shares in accordance with any requirements of such Exchange. Such Registrar (which may be the Depositary if so permitted by the requirements of such Exchange) may be removed and a substitute registrar appointed by the Depositary upon the request or with the approval of the Company. If the Receipts, such Depositary Shares or such Stock are listed on one or more other stock exchanges, the Depositary will, at the request of the Company, arrange such facilities for the delivery, registration, registration of transfer, surrender and exchange of such Receipts, such Depositary Shares or such Stock as may be required by law or applicable stock exchange regulation.

             SECTION 5.02. Prevention or Delay in Performance by the Depositary, the Depositary's Agents, the Registrar or the Company. Neither the Depositary nor any Depositary's Agent nor the Registrar nor the Company shall incur any liability to any holder of any Receipt, if by reason of any provision of any present or future law or regulation thereunder of the United States of America or of any other governmental authority or, in the case of the Depositary, the Registrar or any Depositary's Agent, by reason of any provision, present or future, of the Certificate of Incorporation or the Certificate of Designations or, in the case of the Depositary, the Registrar, any Depositary's Agent or the Company, by reason of any act of God or war or other circumstances beyond the control of the relevant party, the Depositary, any Depositary's Agent, the Registrar or the Company shall be prevented or forbidden from doing or performing any act or thing that the terms of this Deposit Agreement provide shall be done or performed; nor shall the Depositary, any Depositary's Agent, the Registrar or the Company incur any liability to any holder of a Receipt (i) by reason of any nonperformance or delay, caused as aforesaid, in the performance of any act or thing that the terms of this Deposit Agreement provide shall or may be done or performed, or (ii) by reason of any exercise of, or failure to exercise, any discretion provided for in this Deposit Agreement except, in the case of the Depositary, any Depositary's Agent or the Registrar, if any such exercise or failure to exercise discretion is caused by its negligence or bad faith.

             SECTION 5.03. Obligation of the Depositary, the Depositary's Agents, the Registrar and the Company. The Company assumes no obligation and shall be subject to no liability under this Deposit Agreement or the Receipts to holders or other persons, except to perform in good faith such obligations as are specifically set forth and undertaken by it to perform in this Deposit Agreement. Each of the Depositary, the Depositary's Agents and the Registrar assumes no obligation and shall be subject to no liability under this Deposit Agreement or the Receipts to holders or other persons, except to perform such obligations as are specifically set forth and undertaken by it to perform in this Deposit Agreement without negligence or bad faith.

             None of the Depositary, any Depositary's Agent, any Registrar, any transfer agent nor the Company shall be under any obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of the Stock, the Depositary Shares or the Receipts that in its opinion may involve it in expense or liability, unless indemnity satisfactory to it against all expense and liability shall be furnished as often as may be required.

             None of the Depositary, any Depositary's Agent, any Registrar, any transfer agent nor the Company shall be liable for any action or any failure to act by it in reliance upon the advice of legal counsel or accountants, or information from any person presenting Stock for deposit, any holder of a Receipt or any other person believed by it in good faith to be competent to give such advice or information. The Depositary and the Company may each rely and shall each be protected in acting upon any written notice, request, direction or other document believed by it to be genuine and to have been signed or presented by the proper party or parties.

             The Depositary shall not be responsible for any failure to carry out any instruction to vote any of the shares of Stock or for the manner or effect of any such vote made, as long as any such action or non-action is in good faith. The Depositary, the Registrar and any Depositary's Agent may own and deal in any class of securities of the Company and its affiliates and in Receipts or Depositary Shares. The Depositary or any Registrar or transfer agent may also act as transfer agent or registrar of any of the securities of the Company and its affiliates.

             The Depositary undertakes not to issue any Receipt other than to evidence the Depositary Shares representing a fraction of the shares of Stock on deposit with the Depositary.

             The Depositary assumes no responsibility for the correctness of the description that appears in the Receipts, which is a statement of the Company summarizing certain provisions of this Deposit Agreement. Notwithstanding any other provision herein or in the Receipts, neither the Depositary (or its officers, directors, employees or agents) nor any Depositary's Agent nor the Registrar makes any representation or warranty or has any responsibility as to the validity, genuineness or sufficiency of any Stock at any time deposited with the Depositary hereunder or of the Depositary Shares or any instruments referred to therein or herein, or, as to the validity or sufficiency of this Deposit Agreement, as to the value of the Depositary Shares or as to any right, title or interest of the record holders of Receipts in and to the Depositary Shares or as to the correctness of any statement made therein or herein; except that the Depositary hereby represents and warrants as follows: (i) the Depositary has been duly organized and is validly existing and in good standing under
   the laws of the State of            , with full power, authority and legal
   right under such law to execute, deliver and carry out the terms of this Deposit Agreement; (ii) this Deposit Agreement has been duly authorized, executed and delivered by the Depositary; and (iii) this Deposit Agreement constitutes a valid and binding obligation of the Depositary, enforceable against the Depositary in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting enforcement of creditors' rights generally and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law). The Depositary shall not be accountable for the use or application by the Company of the Depositary Shares or the Receipts or the proceeds thereof.

             No disclaimer of liability under the Securities Act of 1933 is intended by any provision of this Deposit Agreement.

             SECTION 5.04. Resignation and Removal of the Depositary; Appointment of Successor Depositary. The Depositary may at any time resign as Depositary hereunder by delivering written notice of its election to do so to the Company, such resignation to take effect upon the appointment of a successor Depositary and its acceptance of such appointment as hereinafter provided.

             The Depositary may at any time be removed by the Company by notice of such removal delivered to the Depositary, such removal to take effect upon the appointment of a successor Depositary and its acceptance of such appointment as hereinafter provided.

             In case at any time the Depositary acting hereunder shall resign or be removed, the Company shall, within 60 days after the delivery of the notice of resignation or removal, as the case may be, appoint a successor Depositary, which shall be a bank or trust company having its principal office in the United States of America and having a combined capital and surplus of at least $50,000,000. If no successor Depositary shall have been so appointed and have accepted appointment within 60 days after delivery of such notice, the resigning or removed Depositary may petition any court of competent jurisdiction for the appointment of a successor Depositary. Every successor Depositary shall execute and deliver to its predecessor and to the Company an instrument in writing accepting its appointment hereunder, and thereupon such successor Depositary, without any further act or deed, shall become fully vested with all the rights, powers, duties and obligations of its predecessor and for all purposes shall be the Depositary under this Deposit Agreement, and such predecessor, upon payment of all sums due it and upon the written request of the Company, shall execute and deliver an instrument transferring to such successor all rights and powers of such predecessor hereunder, shall duly assign, transfer and deliver all right, title and interest in the Stock and any moneys or property held hereunder to such successor, and shall deliver to such successor a list of the holders of all outstanding Receipts and such records, books and other information in its possession relating thereto. Any successor Depositary shall promptly mail notice of its appointment to the holders of Receipts.

             Any corporation into or with which the Depositary may be merged, consolidated or converted shall be the successor of such Depositary without the execution or filing of any document or any further act, and notice thereof shall not be required hereunder. Such successor depositary may execute the Receipts either in the name of the predecessor depositary or in the name of the successor depositary.

             SECTION 5.05. Corporate Notices and Reports. The Depositary shall deliver on the Company's behalf to the holders of Receipts, all notices and reports (including without limitation financial statements) required by law or by the rules of any national securities exchange upon which the Stock, the Depositary Shares or the Receipts are listed, to be furnished to the holders of Receipts. The Company shall reimburse the Depositary for its expenses in connection with the delivery of such information and shall provide the Depositary with copies of such information in the quantities the Depositary from time to time requests.

             SECTION 5.06. Indemnification. The Company agrees to indemnify the Depositary, any Depositary's Agent and any Registrar against, and hold each of them harmless from, any liability, costs and expenses (including reasonable fees and expenses of counsel) that may arise out of or in connection with its acting as Depositary, Depositary's Agent or Registrar, respectively, under this Deposit Agreement and the Receipts, except for any liability arising out of negligence, bad faith or willful misconduct on the part of any such person or persons.

             Any person seeking indemnification hereunder (an "indemnified person") shall notify the Company in writing of the commencement of any action or claim in respect of which indemnification may be sought promptly after such indemnified person becomes aware of such commencement (provided that the failure to make such notification shall not affect the Depositary's rights (or those of the Depositary's Agent and any Registrar) under this Section 5.06) and shall consult in good faith with the Company as to the conduct of the defense of such action or claim, which shall be reasonable in the circumstances. No indemnified person shall compromise or settle any such action or claim without the consent of the Company, which consent shall not be unreasonably withheld.

             SECTION 5.07. Fees, Charges and Expenses. No fees, charges and expenses of the Depositary or any Depositary's Agent hereunder or of any Registrar shall be payable by any person other than the Company, except for any taxes and other governmental charges and except as provided in this Deposit Agreement. If, at the request of a holder of a Receipt, the Depositary incurs fees, charges or expenses for which it is not otherwise liable hereunder, such holder or other person will be liable for such fees, charges and expenses. All other fees, charges and expenses of the Depos-itary and any Depositary's Agent hereunder and of any Registrar (including, in each case, reasonable fees and expenses of counsel) incident to the performance of their respective obligations hereunder will be paid from time to time upon consultation and agreement between the Depositary and the Company as to the amount and nature of such fees, charges and expenses.


                                    ARTICLE VI

                            Amendment and Termination


             SECTION 6.01. Amendment. The form of the Receipts and any provisions of this Deposit Agreement may at any time and from time to time be amended by agreement between the Company and the Depositary in any respect which they may deem necessary or desirable; provided, however, that no such amendment which shall materially and adversely alter the rights of the holders of Receipts shall be effective unless such amendment shall have been approved by the holders of at least a majority of the Depositary Shares then outstanding. Every holder of an outstanding Receipt at the time any such amendment becomes effective shall be deemed, by continuing to hold such Receipt, to consent and agree to such amendment and to be bound by the Deposit Agreement as amended thereby.

             SECTION 6.02. Termination. This Deposit Agreement may be terminated by the Company or the Depositary only after [(i) all outstanding Depositary Shares shall have been redeemed pursuant to Section 2.04 and all shares of Common Stock, cash and other property shall have been distributed to holders of Depositary Shares, (ii)] there shall have been made a final distribution in respect of the Stock in connection with any voluntary or involuntary liquidation, dissolution or winding-up of the Company and such distribution shall have been distributed to the holders of Depositary Shares pursuant to Section 4.01 or 4.02, as applicable[, or (iii) each share of Stock shall have been converted into shares of Common Stock] and all shares of Common Stock, cash and other property shall have been distributed to holders of Depositary Shares.

             Upon the termination of this Deposit Agreement, the Company shall be discharged from all obligations under this Deposit Agreement except for its obligations to the Depositary, any Depositary's Agent and any Registrar under Sections 5.06 and 5.07.

                                   ARTICLE VII

                                  Miscellaneous


             SECTION 7.01. Counterparts. This Deposit Agreement may be executed in any number of counterparts, and by each of the parties hereto on separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed an original, but all such counterparts taken together shall constitute one and the same instrument.

             SECTION 7.02. Exclusive Benefit of Parties. This Deposit Agreement is for the exclusive benefit of the parties hereto, and their respective successors hereunder, and shall not be deemed to give any legal or equitable right, remedy or claim to any other person whatsoever.

             SECTION 7.03. Invalidity of Provisions. In case any one or more of the provisions contained in this Deposit Agreement or in the Receipts should be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein or therein shall in no way be affected, prejudiced or disturbed thereby.

             SECTION 7.04. Notices. Any notices to be given to the Company hereunder or under the Receipts shall be in writing and shall be deemed to have been duly given if personally delivered or sent by mail, or by facsimile transmission confirmed by letter, addressed to the Company at 1700 Lincoln Street, Denver, Colorado 80203, Attention: Secretary, or at any other place to which the Company may have transferred its principal executive office.

             Any notices to be given to the Depositary hereunder or under the Receipts shall be in writing and shall be deemed to have been duly given if personally delivered or sent by mail, or by facsimile transmission confirmed by letter, addressed to the Depositary at
                        , or at any other address of which the Depositary shall have notified the Company in writing.

             Any and all notices to be given to any holder of a Receipt hereunder or under the Receipts shall be in writing and shall be deemed to have been duly given if personally delivered or sent by mail, or by telegram or facsimile transmission confirmed by letter, addressed to such holder at the address of such holder as it appears on the books of the Depositary, or if such holder shall have filed with the Depositary a written request that notices intended for such holder be mailed to some other address, at the address designated in such request.

             Delivery of a notice sent by mail or by telegram or facsimile transmission shall be deemed to be effected at the time when a duly addressed letter containing the same (or a confirmation thereof in the case of a telegram or facsimile transmission) is deposited, postage prepaid, in a post office letter box. The Depositary or the Company may, however, without liability, act upon any telegram or facsimile transmission received by it from the other or from any holder of a Receipt, notwithstanding that such telegram or facsimile transmission shall not subsequently be confirmed by letter or as aforesaid.

             SECTION 7.05. Depositary's Agents. The Depositary may from time to time, with the prior consent of the Company, appoint Depositary's Agents to act in any respect for the Depositary for the purposes of this Deposit Agreement and may at any time appoint additional Depositary's Agents and vary or terminate the appointment of such Depositary's Agents. The Depositary will notify the Company of any such action and shall remain responsible for the performance of its obligations hereunder as if no Depositary Agent were appointed.

             The Company hereby also appoints the Depositary as Registrar and transfer agent in respect of the Receipts and the Depositary hereby accepts such appointments.

             SECTION 7.06. Holders of Receipts Are Parties. Notwithstanding that holders of Receipts have not executed and delivered this Deposit Agreement or any counterpart hereof, the holders of Receipts from time to time shall be deemed to be parties to this Deposit Agreement and shall be bound by all of the terms and conditions, and be entitled to all of the benefits, hereof and of the Receipts by acceptance of delivery of Receipts.

             SECTION 7.07. Governing Law. This Deposit Agreement and the Receipts and all rights hereunder and thereunder and provisions hereof and thereof shall be governed by, and construed in accordance with, the laws of the State of New York.

             SECTION 7.08. Inspection of Deposit Agreement. Copies of this Deposit Agreement and the Certificate of Designations shall be filed with the Depositary and the Depositary's Agents and shall be open to inspection during business hours at the Depositary's Office and the respective offices of the Depositary's Agents, if any, by any holder of a Receipt.

             SECTION 7.09. Headings. The headings of articles and sections in this Deposit Agreement and in the form of the Receipt set forth in Exhibit A hereto have been inserted for convenience only and are not to be regarded as a part of this Deposit Agreement or the Receipts or to have any bearing upon the meaning or interpretation of any provision contained herein or in the Receipts.


             IN WITNESS WHEREOF, Newmont Mining Corporation and
                     have duly executed this Deposit Agreement as of the day and year first above set forth and all holders of Receipts shall become parties hereto by and upon acceptance by them of delivery of Receipts issued in accordance with the terms hereof.

   NEWMONT MINING CORPORATION



                                 By:
                                    Title:




                    , as Depositary



                                 By:                              Title:



                                                     EXHIBIT A




                           [FORM OF DEPOSITARY RECEIPT]

             [UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE DEPOSITARY OR THE AGENT AUTHORIZED BY THE DEPOSITARY FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]


                                DEPOSITARY RECEIPT

                                       FOR
                                DEPOSITARY SHARES
                   EACH REPRESENTING [INSERT FRACTIONAL AMOUNT]
                                 OF ONE SHARE OF
                          [DESIGNATION] PREFERRED STOCK

                                        OF

                            NEWMONT MINING CORPORATION
              (Incorporated under the Laws of the State of Delaware)



   No.                                       Depositary Shares
                                   CUSIP #


                            (the "Depositary") hereby certifies that [CEDE &
   CO.] is the registered owner of                Depositary Shares (the
   "Depositary Shares") (such number of Depositary Shares represented hereby subject to adjustment on the records of the Depositary as described in the Deposit Agreement referred to herein), each Depositary Share representing [insert fractional amount] of one share of [Insert Designation] Preferred Stock, $5.00 par value (the "Stock"), of Newmont Mining Corporation, a corporation duly organized and existing under the laws of the State of Delaware (the "Company"), deposited with the Depositary and the same proportionate interest in any and all other property received by the Depos-itary in respect of such shares of Stock and held by the Depositary under the Deposit Agreement (as defined below). Subject to the terms of the Deposit Agreement, each owner of a Depositary Share is entitled, proportionately, to all the rights, preferences and privileges of the Stock represented thereby, including the dividend[, conversion], voting, liquida-tion and other rights contained in the Certificate of Designations establishing the rights, preferences, privileges and limitations of the Stock (the "Certificate of Designations"), copies of which are on file at the office of the Depositary at which at any particular time its business in respect of matters governed by the Deposit Agreement shall be adminis-tered, which at the time of the execution of the Deposit Agreement is located at the Depositary's corporate trust office in (the "Depositary's Office").

             This Depositary Receipt ("Receipt") shall not be entitled to any benefits under the Deposit Agreement or be valid or obligatory for any purpose unless this Receipt shall have been executed manually or, if a Registrar for the Receipts (other than the Depositary) shall have been appointed, by facsimile by the Depositary by the signature of a duly authorized officer and, if executed by facsimile signature of the

   Depositary, shall have been countersigned manually by such Registrar by the signature of a duly authorized officer.

   THE DEPOSITARY ASSUMES NO RESPONSIBILITY FOR THE CORRECTNESS OF THE DESCRIPTION SET FORTH IN THIS RECEIPT, WHICH IS A STATEMENT OF THE COMPANY SUMMARIZING CERTAIN PROVISIONS OF THE DEPOSIT AGREEMENT. UNLESS EXPRESSLY SET FORTH IN THE DEPOSIT AGREEMENT, THE DEPOSITARY MAKES NO WARRANTIES OR REPRESENTATIONS AS TO THE VALIDITY, GENUINENESS OR SUFFICIENCY OF ANY STOCK AT ANY TIME DEPOSITED WITH THE DEPOSITARY UNDER THE DEPOSIT AGREEMENT OR OF THE DEPOSITARY SHARES, AS TO THE VALIDITY OR SUFFICIENCY OF THE DEPOSIT AGREEMENT, AS TO THE VALUE OF THE DEPOSITARY SHARES OR AS TO ANY RIGHT, TITLE OR INTEREST OF THE RECORD HOLDERS OF THE DEPOSITARY RECEIPTS IN AND TO THE DEPOSITARY SHARES.

             The Company will furnish to the holder of this Receipt without charge, upon request addressed to its executive office, a full statement of the designations, relative rights, preferences and limitations of the shares of each authorized class, and of each class of preferred stock authorized to be issued, so far as the same may have been fixed, and a statement of the authority of the Board of Directors of the Company to designate and fix the relative rights, preferences and limitations of other classes.

             This Receipt is continued on the reverse hereof and the additional provisions therein set forth for all purposes have the same effect as if set forth at this place.

   Dated:

                                             , Depositary,
                              Transfer Agent and Registrar


                            By:
                               Authorized Signature


   Further Conditions and Agreements Forming Part of this Receipt Appear on the Reverse Side.



                                                     EXHIBIT A




                                 [FORM OF REVERSE
                              OF DEPOSITARY RECEIPT]



             1. The Deposit Agreement. Depositary Receipts (the "Receipts"), of which this Receipt is one, are made available upon the terms and conditions set forth in the Deposit Agreement, dated as of
   (the "Deposit Agreement"), among the Company, the Depositary and all holders from time to time of Receipts. The Deposit Agreement (copies of which are on file at the Depositary's Office, which at the time of the
   execution of the Deposit Agreement is located at                         ,
   and at the office of any agent of the Depositary) sets forth the rights of holders of Receipts and the rights and duties of the Depositary. The statements made on the face and the reverse of this Receipt are summaries of certain provisions of the Deposit Agreement and are subject to the detailed provisions thereof, to which reference is hereby made. In the event of any conflict between the provisions of this Receipt and the provisions of the Deposit Agreement, the provisions of the Deposit Agreement will govern.

             2. Definitions. Unless otherwise expressly herein provided, all defined terms used herein shall have the meanings ascribed thereto in the Deposit Agreement.

             [3. Redemption of Stock. Whenever the Company shall elect to redeem shares of Stock in accordance with the Certificate of Designations and the Certificate of Incorporation, it shall (unless otherwise agreed in writing with the Depositary) give the Depositary in its capacity as Depositary not less than five Business Days' prior notice of the proposed date of the mailing of a notice of redemption of Stock and the simultaneous redemption of the Depositary Shares representing the Stock to be redeemed and of the number of such shares of Stock held by the Depositary to be redeemed. The Depositary shall, as directed by the Company in writing, mail, first class postage prepaid, notice of the redemption of Stock and the simultaneous redemption of Depositary Shares representing the Stock to be redeemed, not less than 30 and not more than 90 days prior to the date fixed for redemption of such Stock and Depositary Shares, to the record holders of the Receipts evidencing the Depositary Shares to be so redeemed, at the addresses of such holders as the same appear on the records of the Depositary. On the date of any such redemption, the Depositary shall surrender the certificate or certificates held by the Depositary evidencing the number of shares of Stock to be redeemed in the manner specified in the notice of redemption of Stock provided by the Company pursuant to the Certificate of Designations. The Depositary shall, thereafter, redeem the number of Depositary Shares representing such redeemed Stock upon the surrender of Receipts evidencing such Depositary Shares in the manner provided in the notice sent to record holders of Receipts. In case fewer than all the outstanding Depositary Shares are to be redeemed, the Depositary Shares to be redeemed shall be selected by the Depositary by lot or pro rata or in such equitable manner as the Company shall direct.
   Notice having been mailed and published by the Depositary as aforesaid, from and after the redemption date (unless the Company shall have defaulted on the payment of the redemption price for the shares of Stock to be re-deemed by it), the Depositary Shares called for redemption shall be deemed no longer to be outstanding and all rights of the holders of Receipts evidencing such Depositary Shares (except the right to receive the cash payable upon redemption upon surrender of such Receipts) shall, to the extent of such Depositary Shares, cease and terminate. Upon surrender in accordance with said notice of the Receipts evidencing such Depositary Shares (properly endorsed or assigned for transfer, if the Depositary shall so require), such Depositary Shares shall be redeemed for cash at a rate per Depositary Share equal to [insert fractional amount] of the applicable rate set forth in the Certificate of Designations for each share of Stock represented by such Depositary Shares. The foregoing is subject further to the terms and conditions of the Certificate of Designations. If fewer than all of the Depositary Shares evidenced by this Receipt are called for redemption, the Depositary will [decrease the number of Depositary Shares evidenced hereby in the amount of the Depositary Shares so redeemed] [deliver to the holder of such Receipt upon its surrender to the Depositary a new Receipt evidencing the Depositary Shares evidenced by such prior Receipt and not called for redemption,] and will make payment of the redemption price and all accrued and unpaid dividends to and including the date fixed for redemption payable in respect of the Depositary Shares called for redemption.]

             [4. Conversion at Option of Holder. Whenever a record holder of Receipts shall [notify the Depositary of its election to convert all or a portion of the Depositary Shares evidenced hereby into Common Stock] [duly deliver, in person or by a duly authorized attorney, such Receipts (prop-erly endorsed or assigned for transfer, as the Depositary shall require) to the Depositary at the Depositary's Office,] and deliver written notice of such record holder's election to convert the Depositary Shares evidenced hereby into Common Stock (provided that any request for conversion of Receipts evidencing Depositary Shares that have been called for redemption will not be honored if received by the Depositary after the close of busi-ness on the 10th day preceding the date fixed for redemption or if such day is not a Business Day, the next preceding Business Day, unless the Company defaults in the payment of the redemption price), the Depositary shall promptly notify the Company of such record holder's election, and [shall deliver to the Company certificates evidencing such Stock as are represented by the Depositary Shares evidenced by such Receipts delivered by such record holder for conversion] [shall reduce the number of Depositary Shares evidenced hereby by the number of Depositary Shares so converted]. In the event of a conversion during the period after the close of business on any record date for the payment of dividends on the Stock to the opening of business on the corresponding dividend payment date, the holder of Receipts requesting such conversion shall accompany its request therefor to the Depositary with payment in an amount equal to the dividend payable on such Stock on such dividend payment date. From and after the close of business on any Business Day on which a record holder duly deliv-ers the foregoing documents to the Depositary, such Depositary Shares shall be deemed converted into Common Stock at a conversion rate per Depositary Share equal to [insert fractional amount] of the conversion rate for each share of Stock as set forth in the Certificate of Designations, which conversion rate will be communicated to the Depositary, as holder of record of the Stock, from time to time by the Company in writing.

             From and after the conversion date (unless the Company shall have failed to convert the shares of Stock to be converted by it upon the surrender of the certificate or certificates therefor by the Depositary as described in the preceding paragraph), the Depositary Shares subject to conversion shall be deemed no longer to be outstanding and all rights of the holders of Receipts evidencing such Depositary Shares (except the right to receive the cash, securities or shares of Common Stock payable upon conversion upon surrender of such Receipts) shall, to the extent of such Depositary Shares, cease and terminate.

             To the extent that Depositary Shares are converted into shares of Common Stock and all of such shares of Common Stock cannot be distributed to the record holders of Receipts converted without creating fractional interests in such shares, the Depositary will make payment in lieu of such fractional interests in United States dollars in any amount determined pursuant to the Certificate of Designations and, subject to Sections 3.01 and 3.02 of the Deposit Agreement, distribute or make available for distribution such cash payment to the record holders that would otherwise receive fractional interests in such shares of Common Stock.]

             5. Absence of Withdrawal Rights. Holders of Depositary Receipts are not entitled to receive the shares of Stock or money and other property, if any, represented by the Depositary Shares evidenced by such Receipts.

             6. Transfers, Split-ups, Combinations. Subject to Paragraphs 7, 8, and 9 below, this Receipt is transferable on the books of the Depositary upon surrender of this Receipt to the Depositary at the Depositary's Office, or at such other offices as the Depositary may designate, with the Form of Transfer Notice hereon properly completed and executed, and upon such transfer the Depositary shall sign and deliver a Receipt or Receipts to or upon the order of the person entitled thereto, all as provided in and subject to the Deposit Agreement. This Receipt may be split into other Receipts or combined with other Receipts into one Receipt evidencing the same aggregate number of Depositary Shares evidenced by the Receipt or Receipts surrendered; provided, however, that the Depositary shall not issue any Receipt evidencing a fractional Depositary Share or an uneven number of Depositary Shares.

             7. Conditions to Signing and Delivery, Transfer, etc. of Receipts. Prior to the execution and delivery, registration of transfer, split-up, combination, surrender or exchange of this Receipt or the delivery of any distribution hereon, the Depositary, any of the Depositary's Agents or the Company may require any or all of the following:
   (i) payment to it of a sum sufficient for the payment (or, in the event that the Depositary or the Company shall have made such payment, the reimbursement to it) of any tax or other governmental charge with respect thereto [(including any such tax or charge with respect to Stock being deposited or withdrawn or with respect to Common Stock or other securities or property of the Company being issued upon conversion or redemption)];
   (ii) production of proof satisfactory to it as to the identity and genuineness of any signature; (iii) production of a Transfer Notice in the form appearing on this Receipt, together with the other documentation required by such Transfer Notice; and (iv) compliance with such reasonable regulations, if any, as the Depositary or the Company may establish not inconsistent with the Deposit Agreement. Any holder of this Receipt may be required to file such proof or information, to execute such certificates and to make such representations and warranties as the Depositary or the Company may reasonably deem necessary or proper. The Depositary or the Company may withhold or delay the delivery of this Receipt, the registration of transfer, [redemption] [, conversion] or exchange of this Receipt or the distribution of any dividend or other distribution or the sale of any rights or of the proceeds thereof until such proof or other information is filed, such certificates are executed or such representa-tions and warranties are made.

             8. Suspension of Delivery, Transfer, etc. The registration of transfer, split-up, combination, surrender or exchange of this Receipt may be suspended (i) during any period when the register of stockholders of the Company is closed, (ii) if any such action is deemed necessary or advisable by the Depositary, any of the Depositary's Agents or the Company at any time or from time to time because of any requirement of law or of any government or governmental body or commission, or under any provision of the Deposit Agreement, or (iii) with the approval of the Company, for any other reason. [The Depositary shall not be required (a) to issue, transfer or exchange any Receipts for a period beginning at the opening of business 15 days next preceding any selection of Depositary Shares and Stock to be redeemed and ending at the close of business on the day of the mailing of notice of redemption of Depositary Shares or (b) to transfer or exchange for another Receipt any Receipt evidencing Depositary Shares called or being called for redemption, in whole or in part, except as provided in the last sentence of Paragraph 3.]

             9. Payment of Taxes or Other Governmental Charges. If any tax or other governmental charge shall become payable by or on behalf of the Depositary with respect to (i) this Receipt, (ii) the Depositary Shares evidenced by this Receipt, (iii) the Stock (or fractional interest therein) or other property represented by such Depositary Shares, or (iv) any transaction referred to in Section 4.06 of the Deposit Agreement, such tax (including transfer, issuance or acquisition taxes, if any) or governmental charge shall be payable by the holder of this Receipt, who shall pay the amount thereof to the Depositary. Until such payment is made, registration of transfer of this Receipt or any split-up or combination hereof may be refused, any dividend or other distribution may be withheld and any part or all of the Stock or other property [(including Common Stock received in connection with a conversion of Stock)] represented by the Depositary Shares evidenced by this Receipt may be sold for the account of the holder hereof (after attempting by reasonable means to notify such holder prior to such sale). Any dividend or other distribution so withheld and the proceeds of any such sale may be applied to any payment of such tax or other governmental charge, the holder of this Receipt remaining liable for any deficiency.

             10. Amendment. The forms of the Receipts and any provision of the Deposit Agreement may at any time and from time to time be amended by agreement between the Company and the Depositary in any respect that they may deem necessary or desirable; provided, however, that no such amendment that shall materially and adversely alter the rights of the holders of Receipts shall be effective as to outstanding Receipts unless such amendment shall have been approved by the holders of at least a majority of the Depositary Shares outstanding. Every holder of an outstanding Receipt at the time any such amendment so becomes effective shall be deemed, by continuing to hold such Receipt, to consent and agree to such amendment and to be bound by such Receipt and the Deposit Agreement as amended thereby.

             11. Fees, Charges and Expenses. The Company will pay all fees, charges and expenses of the Depositary, except for taxes (including transfer taxes, if any) and other governmental charges and such charges as are expressly provided in the Deposit Agreement to be at the expense of holders of Receipts or other persons.

             12. Title to Receipts. It is a condition of this Receipt, and every successive holder hereof by accepting or holding the same consents and agrees, that title to this Receipt (and to the Depositary Shares evidenced hereby), when properly endorsed or accompanied by a properly executed instrument of transfer in the form of the Transfer Notice appearing on this Receipt, is transferable by delivery with the same effect as in the case of a negotiable instrument; provided, however, that the Depositary may, notwithstanding any notice to the contrary, treat the record holder hereof at such time as the absolute owner hereof for the purpose of determining the person entitled to distribution of dividends or other distributions or to any notice provided for in the Deposit Agreement and for all other purposes.

             13. Dividends and Distributions. Whenever the Depositary shall receive any cash dividend or other cash distribution on the Stock, the Depositary shall, subject to the provisions of the Deposit Agreement, distribute to record holders of Receipts such amounts of such sums as are, as nearly as practicable, in proportion to the respective numbers of Depositary Shares evidenced by the Receipts held by such holders; provided, however, that in case the Company or the Depositary shall be required by law to withhold and does withhold from any cash dividend or other cash distribution in respect of the Stock an amount on account of taxes, the amount made available for distribution or distributed in respect of Depositary Shares shall be reduced accordingly; provided further, that if such withholding is required only with respect to a certain number of shares of the Stock or certain Depositary Shares, but not all of the Stock or Depositary Shares generally, such reduction of the amount made available for distribution or distributed in respect of the Depositary Shares shall only affect the Depositary Shares as to which such withholding is required. The Depositary shall distribute or make available for distribution, as the case may be, only such amount, however, as can be distributed without attributing to any record holder of Receipts a fraction of one cent and any balance not so distributable shall be returned to the Company. In the event of a distribution other than cash or as otherwise provided in Paragraph 14, the Depositary will distribute property received by it to the record holders of Receipts, as nearly as practicable, in proportion to the respective number of Depositary Shares evidenced by the Receipts held by such holders, in any manner that the Depositary and the Company may deem equitable and practicable for accomplishing such distribution, unless, in the opinion of the Company after consultation with the Depositary, such distribution cannot be made proportionately among such record holders, or if for any other reason (including any tax withholding or securities law requirement), the Depositary deems, after consultation with the Company, such distribution not to be lawful or feasible, in which case the Depositary may, with the approval of the Company, adopt such method as it deems equitable and practical for purposes of effecting such distribution, including the sale of such property and distribution of the net proceeds from such sale to such holders.

             14. Subscription Rights, Preferences or Privileges. If the Company shall at any time offer or cause to be offered to the Depositary, as the person in whose name the Stock is registered on the books of the Company, any rights, preferences or privileges to subscribe for or to purchase any securities or any rights, preferences or privileges of any other nature, such rights, preferences or privileges shall in each such instance, subject to the provisions of the Deposit Agreement, be made available by the Depositary to the record holders of Receipts in such manner as the Company shall instruct.

             15. Notice of Dividends, Fixing of Record Date. Whenever (i) any cash dividend or other cash distribution shall become payable, or any distribution other than cash shall be made, or any rights, preferences or privileges shall at any time be offered, with respect to the Stock, or (ii) the Depositary shall receive notice of any matter submitted to the vote of the holders of Stock or with respect to which holders of Stock are entitled to notice, or any election on the part of the Company to call for redemption any shares of Stock, the Depositary shall in each such instance fix a record date (which shall be the same date as the record date fixed by the Company with respect to the Stock) for the determination of the holders of Receipts (x) who shall be entitled to receive such dividend, distribution, rights, preferences or privileges or the net proceeds of the sale thereof, or (y) who shall be entitled to give instructions for the exercise of voting rights with respect to the matter to be voted on or to receive notice with respect to the matter to be voted on or to receive notice of such redemption.

             16. Voting Rights. Upon receipt of notice of any matter submitted to the vote of the holders of Stock, the Depositary shall, as soon as practicable thereafter, mail to the record holders of Receipts a notice, which shall contain (i) such information as is contained in the notice received by the Depositary, (ii) a statement that the holders of Receipts at the Close of business on a specified record date determined as provided in Paragraph 15 will be entitled, subject to any applicable provision of law, the Certificate of Incorporation or the Certificate of Designations, to instruct the Depositary as to the exercise of the voting rights pertaining to the Stock represented by their respective Depositary Shares, and (iii) a brief statement as to the manner in which such in-structions may be given. Upon the written request of a holder of this Receipt on such record date the Depositary shall endeavor insofar as practicable to vote or cause to be voted the Stock represented by the Depositary Shares evidenced by this Receipt in accordance with the instructions set forth in such request. The Company hereby agrees to take all reasonable action that may be deemed necessary by the Depositary in order to enable the Depositary to vote such Stock or cause such Stock to be voted. In the absence of specific instructions from the holder of this Receipt, the Depositary will abstain from voting to the extent of the Stock represented by the Depositary Shares evidenced by this Receipt.

             17. Reports, Inspection of Transfer Books. The Depositary shall make available for inspection by holders of Receipts at the Depositary's Office and at such other places as it may from time to time deem advisable during normal business hours any reports and communications received from the Company that are received by the Depositary as the holder of Stock.
   The Depositary, acting as transfer agent and Registrar, shall keep books at the Depositary's Office for the registration and transfer of Receipts, which books at all reasonable times will be open for inspection by the record holders of Receipts; provided that any such holder requesting to exercise such right shall certify to the Depositary that such inspection shall be for a proper purpose reasonably related to such person's interest as an owner of Depositary Shares.

             18. Liability of the Depositary, the Depositary's Agents, the Registrar and the Company. Neither the Depositary nor any Depositary's Agent nor the Registrar nor the Company shall incur any liability to any holder of this Receipt, if by reason of any provision of any present or future law or regulation thereunder of any governmental authority or, in the case of the Depositary, the Registrar or any Depositary's Agent, by reason of any provision present or future, of the Certificate of Incorporation or the Certificate of Designations or, in the case of the Depositary, the Registrar, any Depositary's Agent or the Company, by reason of any act of God or war or other circumstances beyond the control of the relevant party, the Depositary, any Depositary's Agent, the Registrar or the Company shall be prevented or forbidden from doing or performing any act or thing that the terms of the Deposit Agreement provide shall be done or performed; nor shall the Depositary, any Depositary's Agent, the Registrar or the Company incur any liability to any holder of this Receipt
   (i) by reason of any nonperformance or delay, caused as aforesaid, in the performance of any act or thing that the terms of the Deposit Agreement provide shall or may be done or performed or (ii) by reason of any exercise of, or failure to exercise, any discretion provided for in the Deposit Agreement except, in the case of the Depositary, any Depositary's Agent or the Registrar, if such exercise or failure to exercise discretion is caused by its negligence or bad faith.

             19. Obligations of the Depositary, the Depositary's Agents, the Registrar and the Company. The Company assumes no obligation and shall be subject to no liability under the Deposit Agreement or this Receipt to the holder hereof or other persons, except to perform in good faith such obligations as are specifically set forth and undertaken by it to perform in the Deposit Agreement. Each of the Depositary, the Depositary's Agents and the Registrar assumes no obligation and shall be subject to no liability under the Deposit Agreement or this Receipt to the holder hereof or other persons, except to perform such obligations as are specifically set forth and undertaken by it to perform in the Deposit Agreement without negligence or bad faith.

             None of the Depositary, any Depositary's Agent, any Registrar, any transfer agent nor the Company shall be under any obligation to appear in, prosecute or defend any action, suit or other proceeding with respect to the Securities in its opinion may involve it in expense or liability, unless indemnity satisfactory to it against all expense and liability be furnished as often as may be required.

             None of the Depositary, any Depositary's Agent, any Registrar, any transfer agent nor the Company will be liable for any action or failure to act by it in reliance upon the advice of or information from legal counsel, accountants, any holder of this Receipt or any other person believed by it in good faith to be competent to give such advice or information. The Depositary and the Company may each rely and shall each be protected in acting upon any written notice, request, direction or other document believed by it to be genuine and to have been signed or presented by the proper party or parties.

             20. Termination of Deposit Agreement. The Deposit Agreement may be terminated by the Company or the Depositary only after [(i) all outstanding Depositary Shares shall have been redeemed pursuant to Section
   2.04 thereof and all shares of Common Stock, cash and other property shall have been distributed to holders of Depositary Shares, (ii)] there shall have been made a final distribution in respect of the Stock in connection with any voluntary or involuntary liquidation, dissolution or winding-up of the Company and such distribution shall have been distributed to the holders of Depositary Shares pursuant to Section 4.01 or 4.02, as applicable[, or (iii) each share of Stock shall have been converted into shares of Common Stock] and all shares of Common Stock, cash and other property shall have been distributed to holders of Depositary Shares.

             21. Governing Law. The Deposit Agreement and this Receipt and all rights thereunder and hereunder and provisions thereof and hereof shall be governed by, and construed in accordance with, the laws of the State of New York.



                                                 EXHIBIT B

                                CONVERSION NOTICE

                             [INCLUDE IF CONVERTIBLE]


   To NEWMONT MINING CORPORATION

             The undersigned owner of the Depositary Shares evidenced by this Receipt hereby irrevocably exercises the option to convert the shares of [Insert Designation] Convertible Preferred Stock, $5.00 par value, of Newmont Mining Corporation represented by such Depositary Shares or the number of full shares represented by the number of Depositary Shares set forth below, into shares of Common Stock of Newmont Mining Corporation in accordance with the terms of the Restated Certificate of Incorporation, as amended, and the statement of designations, preferences and relative rights of the aforementioned Convertible Preferred Stock, and directs that the shares issuable and deliverable upon the conversion, together with any check in payment for fractional shares be issued in the name of and delivered to the undersigned unless a different name has been indicated below. If shares are to be issued in the name of a person other than the undersigned, the undersigned will pay any transfer taxes payable with respect thereto.

   Dated:


   Fill in for registration of shares:



                                     (Name)                                      (Signature)
                                                                          Portion to be converted, if
                                                                          less than all:

                                                                                  Depositary Shares
                             (Street Address)





                      (City, State and Zip Code)                          Social Security or Other
                      (Please Print name and address)                     Identification Number



                                                     EXHIBIT C



                             FORM OF TRANSFER NOTICE


             FOR VALUE RECEIVED, the undersigned hereby sells, assigns and
   transfers unto                      the within Receipt and all rights and
   interests represented by the Depositary Shares evidenced thereby, and hereby irrevocably constitutes and appoints his attorney, to transfer the same on the books of the within-named Depositary, with full power of substitution in the premises.


                      Dated:                                       Signature:
                                                                   NOTE:     The signature to this assignment must corres-
                                                                             pond with the name as written upon the face
                                                                             of the Receipt in every particular, without
                                                                             alteration or enlargement, or any change
                                                                             whatever.